Exhibit 99.1
STATUTORY NOTICE PURSUANT TO SECTION 204(G)
of the
DELAWARE GENERAL CORPORATION LAW
Notice is hereby given pursuant to Section 204 of the Delaware General Corporation Law (the “DGCL”), that on March 27, 2023, the Board of Directors (the “Board”) of LanzaTech Global, Inc., a Delaware corporation (the “Company”), adopted resolutions approving the ratification of a potentially defective corporate act, as described below, pursuant to Section 204 of the DGCL.
The Board determined that the grant and issuance of an aggregate of 469,052 shares of the Company’s common stock, par value $0.0001 per share (the “Putative Shares”), to certain qualified institutional buyers or institutional accredited investors (the “Anchor Investors”) on February 8, 2023 were potentially “defective corporate acts” within the meaning of Section 204 of the DGCL because they arose out of a “failure of authorization” (within the meaning of Section 204 of the DGCL). This failure of authorization occurred because the Board did not authorize and approve the issuance of the Putative Shares to the Anchor Investors prior to such issuance. The Board determined it to be advisable and in the best interests of the Company and its stockholders to approve the ratification of the issuance of the Putative Shares. On March 27, 2023, the Board ratified the issuance of the Anchor Investor Shares to the Anchor Investors pursuant to Section 204 of the DGCL.
A copy of the resolutions approving the ratification of the Defective Act is attached hereto as Exhibit A. The ratification of the Defective Act is not required to be submitted to the Company’s stockholders for approval under Section 204 of the DGCL and the listing rules of The Nasdaq Stock Market LLC.
Any claim that the Defective Act ratified by Section 204 of the DGCL in the resolutions included herein are void or voidable due to a failure of authorization, or that the Court of Chancery of the State of Delaware should declare in its discretion that the ratification not be effective or effective only on certain conditions must be brought within 120 days from the date of this notice, July 26, 2023.

Exhibit A
Resolutions Approving the Ratification of the Defective Act
WHEREAS, on August 3, 2021, in connection with the initial public offering (“IPO”) of LanzaTech Global, Inc., a Delaware corporation (the “Company”), the Board of Directors of the Company (the “Board”) authorized and approved certain letter agreements entered into by and between the Company and certain qualified institutional buyers or institutional accredited investors (such agreements, the “Investment Agreements” and such investors, the “Anchor Investors”), pursuant to which, among other items, the Anchor Investors agreed to purchase units in the IPO in exchange for the agreement of certain founders of the Company (the “Founders”) to transfer a portion of the shares of Class B common stock of the Company owned by them (the “Founder Shares”) to the Anchor Investors at the closing of a business combination of the Company;
WHEREAS, the Investment Agreements provided that, instead of selling the Founder Shares directly to the Anchor Investors, the Founders could forfeit the Founder Shares upon the closing of a business combination to the Company, and the Company could issue an identical number of shares to the Anchor Investors at the same per share price initially paid by the Founders;
WHEREAS, on February 8, 2023 (the “Closing Date”) the Company consummated the business combination (the “Business Combination”) pursuant to the terms of that certain agreement and plan of merger, dated as of March 8, 2022 and amended on December 7, 2022, by and among the Company, AMCI Merger Sub, Inc., and LanzaTech NZ, Inc.;
WHEREAS, on the Closing Date, the Company issued an aggregate of 469,052 shares of the Company’s common stock, par value $0.0001 per share (“common stock”) to the Anchor Investors pursuant to the Investment Agreements (the “Putative Shares”) and the Founders forfeited an equivalent number of Founder Shares;
WHEREAS, the Board failed to authorize and approve the issuance of the Putative Shares to the Anchor Investors prior to such issuance, and such failure constituted a “defective corporate act” pursuant to Section 204 of the General Corporation Law of Delaware (the “DGCL”);
WHEREAS, the Board deems it advisable and in the best interest of the Company to invoke the procedure set forth in Section 204 of the DGCL to ratify the issuance of the Putative Shares;
WHEREAS, the Board desires to instruct the proper officers of the Company, from time to time (the “Authorized Officers”), to deliver to the Company’s stockholders by way of a Current Report on Form 8-K, or an amendment thereto, as authorized pursuant to Section 204(g) of the DGCL, notice of the corrective action of the Board relating to the issuance of the Putative Shares (the “Stockholder Notice”); and
WHEREAS, any claim that the issuance of the Putative Shares is void or voidable due to the failure of authorization, or that the Delaware Court of Chancery should declare in its discretion that the ratification thereof in accordance with Section 204 of the DGCL not be effective or be effective only on certain conditions, must be brought within the later of 120 days from the validation effective time under Section 204 of the DGCL.
NOW, THEREFORE, BE IT RESOLVED, that the Putative Shares consist of 469,052 shares of common stock issued to the Anchor Investors on the Closing Date pursuant to the Investment Agreements.
RESOLVED, that the defective corporate act to be ratified under Section 204 of the DGCL consisted of the failure of the Board to authorize and approve the issuance of the Putative Shares to the Anchor Investors prior to such issuance.
RESOLVED, that the issuance of the Putative Shares be, and hereby is, ratified, authorized and approved, and the Authorized Officers be, and each of them hereby is, authorized to take all such actions and execute all such documents on behalf of the Company as such Authorized Officer may, in his or her sole discretion, consider necessary or desirable to effect the foregoing.
RESOLVED, that the Authorized Officers are hereby instructed to deliver the Stockholder Notice to all stockholders of the Company, including the holders of the Putative Shares, as of the date of the ratification of the issuance of the Putative Shares, together with a copy of these resolutions of the Board, and any documents required to be delivered to the Company’s stockholders under Section 204 of the DGCL.
RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, in the name and on behalf of the Company, to (or to instruct the Company’s transfer agent to) deliver evidence representing such shares of common stock in book-entry form, in accordance with the terms and conditions of each Investment Agreement.